Sub-Item 77C
Submission of Matters to a Vote of Security Holders

      The Annual Meeting of Shareholders of the Fund (the
"Meeting") was held on September 27, 2007 at which a quorum was present. The Meeting included the election of directors and the ratification of the Registered
Independent Certified Public Accountant.

      Maurice L. Schoenwald, David Schoenwald, Sharon Reier,
Preston Pumphrey, Murray Rosenblith, Susan Hickey and
Jonathon Beard were elected to serve as Directors for the ensuing year. Information regarding shares voted for and against each matter before the Meeting follows:

a)  To elect seven Directors to serve for the ensuing
year.
                                 For                 Withhold
Maurice L. Schoenwald            2,801,451.856      14,366.430
David J. Schoenwald              2,801,663.446      14,154.829
Sharon Reier                     2,803,360.484      12,457.811
Preston Pumphrey                 2,801,817.372      14,000.923
Murray Rosenblith                2,802,839.203      12,979.092
Susan Hickey                     2,795,968.573      19,849.722
Jonathan Beard                   2,795,814.203      20,004.092

b)To ratify the selection of the firm of Briggs, Bunting
& Dougherty LLP, as Registered Independent Certified
Public Accounting Firm of the Fund for the fiscal year ending December 31, 2007. The selection was ratified with the following votes:

                        For:                 2,785,435.436
                        Against:             3,142.822
                        Abstain:             27,238.037